ITEX Announces Results for Fiscal Year 2010

Income from Operations Increases 63%

Cash Position Increases 102%

Bellevue, WA – October 20, 2010 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today filed its Form 10-K with the Securities and Exchange Commission and announced results for its fourth quarter and fiscal year ended July 31, 2010.

“I am pleased to report another strong fiscal year with impressive results,” said Steven White, Chairman and CEO.  “We are bearing the fruits of our timely acquisitions completed between 2005 and 2008.  Cash flow from the acquired companies largely covered the related acquisition debt and we were able to accelerate payments and eliminate all long-term debt early in calendar year 2009.  In fiscal year 2010 we recorded a 63 percent increase in income from operations compared to the previous year, a 56 percent increase in net income and we more than doubled our cash position to $5.2 million.”

“Income from operations increased as a result of revenue growth and a reduction in selling, general and administrative costs, depreciation and amortization expense.  Our increased cash position reflects our operational income and the skillful management of our assets by our executive and financial teams.”

Mr. White continued, “We have been successful in our efforts to increase our cash position during the last two years, providing the Company with a very stable financial platform from which to operate.  As the economic uncertainty persists we will continue to manage our finances in a disciplined and prudent manner while investing in our future to ensure our success.  For our shareholders, we are pleased to have commenced a quarterly dividend, with our first ever dividend paid in the fourth quarter.  Also in the fourth quarter, we completed a company-wide computer upgrade benefiting our Broker Network and corporate operations.”

Fiscal Year 2010 Highlights

•	Income from operations increased 63% to $1.674 million from $1.027 million last year;

•	Net income increased 56% to $946,000 from $607,000 last year;

•	Earnings per share increased 53% to $0.26 from $0.17 last year;

•	Revenue increased 3% to $16.925 million from $16.502 million last year;

•	Cash at end of period increased 102% to $5.169 million from $2.557 million on July 31, 2009;

•	Stockholder equity increased 6% to $14.869 million from $13.981 million on July 31, 2009;

•	Completed a company-wide computer upgrade initiative in conjunction with the launch of Office 2010, expensing $129,000;

•	Entered into an agreement with U.S. Bank to increase our revolving credit facility from $1.5 million to $2.5 million with a lower interest rate;

•	Completed a one for five reverse stock split of our common stock, reducing the number of shares of common stock from 18,027,914 to approximately 3,605,320;

•	Paid a $0.025 per share quarterly cash dividend in the fourth quarter;

•	Repurchased and retired 4,943 shares of common stock;

•	Sold our San Francisco, CA corporate-owned office to an existing franchisee.

Subsequent Event

On September 20, 2010, we paid a quarterly cash dividend in the amount of $0.025 per share.

ITEX Corporation’s report on Form 10-K can be found at www.sec.gov.

The financial statements for all periods presented in this press release have been adjusted to reflect the 1:5 reverse stock split effective May 3, 2010.

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of October 20, 2010, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com

Contact: Alan Zimmelman, ITEX Corporation
425.463.4017 or alan@itex.com

ITEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	Year End July 31
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,169	$2,557
Accounts receivable, net of allowance of $319 and $322	859	895
Prepaid expenses	118	82
Loans and advances	55	57
Prepaid advertising credits	157	157
Deferred tax asset	1,018	739
Notes receivable - corporate office sales	125	242
Other current assets	24	19
Total current assets	7,525	4,748

Property and equipment, net of accumulated depreciation of $380 and $280	169	247
Intangible assets, net of amortization of $2,205 and $1,703	994	1,572
Deferred tax asset, net of current portion	5,000	5,798
Notes receivable - corporate office sales, net of current portion	480	624
Other long-term assets	188	354
Goodwill	3,282	3,318
Total assets	$17,638	$16,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$124	$98
Commissions payable to brokers	661	691
Accrued commissions to brokers	789	828
Accrued expenses	705	521
Deferred revenue	133	144
Advance payments	167	138
Total current liabilities	2,579	2,420

Long-term liabilities:
Other long-term liabilities	190	260
Total Liabilities	2,769	2,680

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 9,000 shares authorized; 3,573 and 3,571 shares issued and outstanding, respectively	36	36
Additional paid-in capital	29,138	29,105
Accumulated deficit	(14,305)	(15,160)
Total stockholders' equity	14,869	13,981
Total liabilities and stockholders’ equity	$17,638	$16,661

ITEX CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year End July 31
	2010	2009
Revenue
Marketplace revenue and other revenue	$16,925	$16,502

Cost and expenses:
Costs of marketplace revenue	10,777	10,481
Corporate salaries, wages and employee benefits	1,850	1,895
Selling, general and administrative	1,980	2,337
Depreciation and amortization	644	762
	15,251	15,475

Income from operations	1,674	1,027

Other income/(expense):
Interest, net	42	31
Other expense, net	(159)	(30)
	(117)	1

Income before income taxes	1,557	1,028
Provision for income taxes	611	421

Net income	$946	$607

Net income per common share:
Basic	$0.26	$0.17
Diluted	$0.26	$0.17

Weighted average shares outstanding:
Basic	3,572	3,564
Diluted	3,577	3,565

Selected Quarterly Financial Results

Year ended July 31, 2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenue	3,924	4,537	4,158	4,306	16,925
Income from operations	340	526	421	387	1,674

Net cash flows from operating activities	433	462	548	1,093	2,536

Total stockholders' equity	14,271	14,460	14,722	14,869	14,869

Year ended July 31, 2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenue	3,899	4,365	3,981	4,257	16,502
Income from operations	22	235	344	426	1,027

Net cash flows from operating activities	706	481	348	1,340	2,875

Total stockholders' equity	13,381	13,538	13,756	13,981	13,981